EXHIBIT 11.1

                   HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                       EARNINGS PER SHARE DISCLOSURE
            For the nine month period ended September  30, 1998
                           (Dollars in thousands)


                                         Income        Shares       Share
                                       (Numerator)  (Denominator)   Amount

Basic Earnings Per Share:
 Net loss ..............                $ (448)        $67,663      $(0.01)
Effect of Dilutive Securities:
 Stock options in the money                  -               -           -
 Buyback of shares at average price
  of $1.64                                   -               -           -
                                        ------         -------      ------
 Net effect of stock options                 -               -           -
Diluted Earnings Per Share:             ------         -------      ------
 Net income                             $(448)         $67,663      $(0.01)
                                        =====          =======      ======

 Options to purchase 4,052,216 shares of common stock at prices ranging from $1.00 - $1.64 per share were outstanding at September 30, 1998 but were not included in the computation of diluted EPS as they were anti-dilutive at the end of the period.